UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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WGL Holdings Inc.

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WGL Employee FAQs

Document function: Frequently asked questions from employees (drawn from the town hall meetings) to be posted on the WGL intranet.

We hope you were able to attend one of the town hall meetings hosted by Adrian Chapman and other senior leaders after the AltaGas deal was announced on January 25. If not, please do take some time to review the Town Hall meeting presentation, which can be found on here http://wglonesite.washgas.com:81/wglAltaGas. Employees can also find additional information on the new website: www.wgldeliveringmore.com.

Each Town Hall meeting provided an opportunity for employees to ask questions about the AltaGas deal and what it means for everyone in the WGL family of companies. We wanted to ensure we had a place on the intranet to bring these questions together, so below we have answered a broad range of employee-related questions, as best we can.

Employees may submit questions privately to WGL’s Senior Vice President, General Counsel and Corporate Secretary, Leslie Thornton. Click here to ask your question.

Deal and Rationale

1.	What was announced on January 25th?

We announced that we entered into an agreement for WGL Holdings to combine operations with AltaGas, a leading diversified energy infrastructure company. Once the agreement is final, Washington Gas, WGL Energy Services, WGL Energy Systems, WGL Midstream and Hampshire Gas will become wholly-owned subsidiaries of AltaGas.

The transaction has been approved unanimously by the Board of Directors of each company and is subject to shareholder approval, certain regulatory approvals and customary closing conditions.

2.	Who is AltaGas and how long has it been in business?

AltaGas began operating as “AltaGas Services Inc.” in Calgary on April 1, 1994, with 21 employees who shared a vision of building a western Canadian midstream business. Today, AltaGas is a leading diversified energy infrastructure business with more than 1,700 employees working in three business segments (Gas, Power and Utilities) that operate across the U.S. and Canada. Headquartered in Calgary, Alberta, it has a current market capitalization of approximately C$5.7 billion and asset base of

C$10.1 billion.

-	Its Gas segment launched in 1994, supported by two short-term services contracts and today annually conducts transactions involving more than 700 billion cubic feet of gas. This segment transacts approximately two billion cubic feet per day (Bcf/d) of natural gas and includes natural gas gathering and processing, natural gas liquids extraction and separation, transmission, storage and natural gas marketing, as well as its interest in Petrogas Energy Corp.

-	Its Power segment launched in late 2001 and now operates 1,688 megawatts of clean generation in four fuel types. It includes generation assets located across North America with over 2,000 megawatt (MW) of capacity from multiple fuel types, with opportunities to expand in California and across the United States, as well as the opportunity to develop new gas-fired and renewable generation in Alberta to replace coal

-	Its Utilities segment started in 1998 with 53,000 customers in Alberta. It now provides natural gas distribution service to over 560,000 customers (430,000 in the U.S. across its two entities, SEMCO and Enstar) through ownership of regulated natural gas distribution utilities across North America and a regulated natural gas storage utility in the United States, delivering natural gas to homes and businesses

3.	Why did WGL agree to be acquired by AltaGas?

As you know, our focus has been on achieving our 5-year growth plan and serving all of our stakeholders. The offer from AltaGas created an exciting growth opportunity for our business and for WGL employees, customers, shareholders and the local community. We truly believe that we have found a true partnership in AltaGas dedicated to help us continue and even enhance our growth opportunities.

It means that all of us in the WGL family of companies will become part of a larger, more broad-based business that spans the U.S. and Canada. This new organization will be roughly double our current size and will comprise a wider, complementary set of energy businesses upon which we will build our future growth and success.

4.	What approvals are necessary in order to complete the merger? Will there be resistance from regulators or the new White House Administration to a foreign-based company buying WGL?

The transaction has been approved unanimously by the Board of Directors of each company. It must also be approved by the Company’s shareholders, the Public Service Commission (PSC) of the District of Columbia; the Maryland Public Service Commission (PSC) and the Virginia State Corporation Commission (SCC) and as other regulatory bodies. The agreement will also be subject to Federal Regulatory Energy Commission (FERC) approval due to WGL Energy Services’ holding of a FERC power license. Despite Hampshire Gas’ facilities in the West Virginian market, as a facility certificated under the FERC, we do not require approval from the Public Service Commission of West Virginia.

5.	When do you expect the transaction to be completed?

We anticipate the transaction will close by the end of the second quarter of 2018.

6.	What happens during the regulatory approval process? Why does it take so long?

This deal represents the combination of two large regulated utility companies, so regulators need to carry out a considerable amount of due diligence to ensure that the deal will protect the interests of consumers, businesses, the community and the environment.

That being said, we pride ourselves on maintaining strong relationships and transparency with all our regulators, are confident that this deal is in the best interests of WGL customers and our communities, and we look forward to working with our regulators through their required processes to complete this merger.

7.	Do we expect less resistance than the Exelon/PEPCO deal? Why?

Without commenting on the Exelon/PEPCO merger, this is a unique and different deal that stands on its own. We are specifically tasked in this agreement to keep our operations and people the same as they are now with AltaGas providing the opportunities for even more growth. WGL has always prided itself on building and maintaining strong relationships with regulators and we strongly believe our regulators will view the great growth potential of this merger as we do — two great companies that will together build a new energy future, local job creation and continued safe, reliable, affordable clean energy. We look forward to working closely with them to protect the interests of consumers, businesses, the community and the environment, and to ensure the approval process runs as smoothly as possible.

8.	What happens to my WGL stock? Can I buy AltaGas stock? And can I continue to purchase WGL stock?

Under the terms of the deal, when it closes, WGL shareholders will receive US $88.25 in cash per WGL share. This represents a premium of 27.9% to WGL’s closing share price on November 28, 2016, the day prior to news reports of a potential acquisition of WGL by a third party.

As this is a “cash deal,” your WGL stock will not be transferred into AltaGas stock. Instead, you will receive a cash payment in exchange for your shares upon the transaction closing.

In the meantime, WGL employees are free to continue to purchase WGL stock (unless they have knowledge of any insider information) and/or invest in AltaGas stock currently as long as you remain in 100% compliance with our Insider Trading Rules which can be found on OneSite.

9.	What can you tell us about how is the deal financed?

AltaGas has a strong reputation in the public markets and has secured several commitments from banks to finance the transaction.

AltaGas is committed to keeping its financial strength following the closing of the transaction – it will look to maintain a strong investment grade credit rating and continue to fund its significant organic growth portfolio through several financing sources. More detailed information about AltaGas financially will be outlined in our Merger Proxy which will be filed on or before March 10th, 2017.

The Combined Company Explained

10.	Will each company’s headquarters and offices remain at their current locations?

WGL will maintain the headquarters of Washington Gas in Washington, D.C., while AltaGas’ corporate headquarters will remain in Calgary, Canada.

Our non-utility business offices will remain in Virginia. However, our non-utility headquarters will be merged with that of AltaGas’ U.S. Power business, which will be relocated to WGL’s service region. Our Springfield Center operations will remain in the existing facility in Springfield, and other WGL Gas facilities, including walk-in offices, will remain in their current locations.

11.	Will AltaGas or WGL make any management changes after the merger is complete? What will the joined company structure look like? And what will happen to our brand?

AltaGas has always envisioned — and our written agreement says so — current WGL senior management will continue to hold their significant roles overseeing the WGL family of companies. WGL will continue to manage Washington Gas, while also assisting in the management of AltaGas’ U.S.-regulated Utility business to advance our joint interest in delivering safe, reliable and reasonably priced utility service to a growing base of customers. Your manager and team will not change and our work locations will remain the same.

While there may be some organizational changes down the line, as with any business integration, we can assure you that the Washington Gas name will remain as it has for almost 170 years. Washington Gas will continue to operate as a stand-alone utility serving the Washington, D.C. metropolitan area with its long excellent standard of service. Our trucks will look the same, our uniforms will be the same, etc. And WGL Energy will continue and expand its clean and efficient energy offerings.

12.	How will we be growing the Washington Gas brand?

Our company’s 170-year heritage, brand recognition and tremendous stability will only be strengthened in years to come as this agreement makes us part of a larger, more broad-based, multinational organization.

Washington Gas will continue to operate as a standalone utility serving the Washington, D.C., metropolitan area, but will also assist in the management of AltaGas’ U.S.-regulated Utility business, which will provide us with new opportunities to grow and diversify.

People-oriented questions

13.	Can AltaGas make changes to my benefits / pension in the future?

As AltaGas has always envisioned -- and the agreement says so -- senior management and our employees stay here to operate our company -- business as usual, except for picking up the future growth opportunity to help manage AltaGas’ existing U.S. utilities. AltaGas has committed that as we go down the road together, learn more about each other’s benefits plans, together we will select from each company those that serve each of us the best. We will work with AltaGas to make sure that as we go down the road, job functions, number of employees, pay and benefits including healthcare continue to reflect the commitments we have already made to all of you, and are consistent with us, Washington Gas, running this company. Additionally, employees holding WGL stock through the Washington Gas Light Company Savings Plan or Capital Appreciation Plan will receive the same $88.25 per share as other shareholders. Prior to the merger, you will receive additional information on how the WGL stock in your 401(k) plan account will be converted to cash.

Finally, WGL organizations such as the Washington Gas Political Action Committee and the Washington Gas Light Federal Credit Union will continue to exist under the combined company.

14.	Will there be additional opportunities for WGL employees as part of AltaGas?

Over time, we believe there will be new opportunities for employees within the combined organization, both in our current service area and across AltaGas’ network, which includes Michigan, Alaska and Canada.

15.	What does it mean to be providing “jobs of the future?”

When this deal closes, we will be part of a new business entity that is approximately double our current size with a broader but complementary set of energy businesses. This increase in scale and diversity of businesses will allow us to continue to grow through a larger and more geographically diverse enterprise. Both companies have similar visions and are underpinned by strong growth in domestic natural gas supply and the growing demand for clean and renewable energy.

16.	Does AltaGas have union representation?

Yes, applicable utility employees in Alaska and Michigan are represented.

18.	What will happen to us once our collective bargaining agreements runs out, after the acquisition is finalized?

The Company will continue to operate under our current bargaining unit agreements. Future negotiations on new agreements will happen in the same manner as they have in the past. Remember, business as usual!

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. WGL Holdings, Inc. (“WGL”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about AltaGas, Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting WGL Holdings, Inc., Leslie T. Thornton, Corporate Secretary, 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 17, 2016 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on March 23, 2016 (in English) and March 24, 2016 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.

Forward-Looking Statements

This document contains forward-looking statements. When used in this document, the words “may”, “would”, “could”, “can”, “will”, “be”, “intend”, “possible”, “plan”, “develop”, “anticipate”, “target’, “believe”, “seek”, “propose”, “continue”, “estimate”, “expect”, “anticipate” and similar expressions, as they relate to AltaGas or an affiliate of AltaGas, are intended to identify forward-looking statements. This document contains forward-looking statements with respect to, among other things, business objectives, expected growth (including magnitude of growth), results of operations, performance, business projects and opportunities, capital expenditures and financial results. In particular this document contains forward looking statements with respect to the combination of AltaGas and WGL and related performance, including, without limitation, the transformative nature of the Transaction, the portfolio of assets of the combined entity, the nature of growth opportunities available to AltaGas, the strategic focus of the business, the location of headquarters for the U.S. regulated utility and power business, the compatibility, strength and focus of the combined corporate culture of AltaGas and WGL, the retention and role of WGL employees and the holding of significant roles for existing WGL executives in AltaGas’ U.S. regulated utility operations, the ability to deliver high quality service and/or maintain rates or ensure affordable rates, increased community involvement and charitable giving, the fact that closing of the Transaction is conditioned on certain events occurring; the growth potential available to AltaGas in clean technologies, natural gas generation and retail energy services, the strength of AltaGas and WGL as utility operators, intentions for further investment in Virginia, Maryland and Washington, D.C., intentions with respect to the pursuit of regulatory approvals for the Transaction, the ability to grow the clean power and energy services businesses; and this document contains forward looking statements regarding the anticipated completion of the acquisition. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Such statements reflect AltaGas’ current views with respect to future events based on certain material factors and assumptions and are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including without limitation: changes in market; competition; governmental or regulatory developments; general economic conditions; any event, change or other circumstance that could give rise to termination of the merger agreement in respect of the Transaction; the inability to complete the Transaction due to the failure to obtain stockholder approval for the Transaction or the failure to satisfy other conditions to completion of the Transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; uncertainty regarding the length of time required to complete the Transaction; the anticipated benefits of the Transaction may not materialize or may not occur within the time periods anticipated by AltaGas; impact of significant demands placed on AltaGas and WGL as a result of the Transaction; failure by the AltaGas to repay the bridge financing facility; potential unavailability of the bridge financing facility; alternate sources of funding that would be used to replace the bridge financing facility may not be available when needed, including asset sales on desirable terms; lack of control by AltaGas of WGL and its subsidiaries prior to the closing of the Transaction; impact of acquisition-related expenses; inaccuracies or incompleteness in WGL’s publicly disclosed information; increased indebtedness of AltaGas after the closing of the Transaction; the Transaction could result in a downgrade of AltaGas’ credit ratings; historical and pro forma combined financial information may not be representative of future performance; potential undisclosed liabilities of WGL; ability to retain key personnel of WGL following the Transaction; the impact of the announcement of the Transaction on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks relating to unanticipated costs of integration in connection with the Transaction, including operating costs, customer loss or business disruption being greater than expected; risks associated with changes in economic conditions; developments in technology could reduce demand for natural gas; changes in customer energy usage patterns; risk of failure of information technology infrastructure and cybersecurity; disruption of fuel supply; natural disasters or other catastrophic events; unanticipated maintenance and other expenditures; risk associated with the continuation, renewal, replacement and/or regulatory approval of natural gas supply contracts; risks associated with pension plan performance and funding requirements; regulatory and government decisions including, but not limited to, changes to environmental, financial reporting and tax legislation and regulations; risk of loss of licences and permits; risk of loss of service area; and market gas sales prices; and other factors set out in AltaGas’ public disclosure documents. Many factors could cause AltaGas’ actual results, performance or achievements to vary from those described in this document, including without limitation those listed above. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this document as intended, planned, anticipated, believed, sought, proposed, estimated or expected, and such forward-looking statements included in, or incorporated by reference in this document, should not be unduly relied upon. Such statements speak only as of the date of this document. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.